Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, effective as of this 18th day of February, 2015 (the “Agreement”), is entered into by and between PETRO SPRING LLC, a Delaware limited liability company (the “Company”), and STEPHEN BOYD (“Executive”).

WHEREAS, the Executive and Company intend for this Agreement to be legally binding as of the date hereof;

WHEREAS, on the date hereof, Petro Spring I, LLC, a Delaware limited liability company (“Petro Spring I”), a wholly owned subsidiary of the Company, acquired the assets of Havelide GTL LLC (“Havelide”), which assets principally consist of intellectual property and know-how related to the business of Havelide (“Havelide Purchased Assets”).

WHEREAS, on the date hereof, Petro Spring II, LLC, a Delaware limited liability company (“Petro Spring II”), a wholly owned subsidiary of the Company, acquired the assets of Coalthane Tech LLC (“Coalthane”), which assets principally consist of intellectual property and know-how related to the business of Coalthane (“Coalthane Purchased Assets”, and together with the Havelide Purchased Assets, the “Purchased Assets”).  Both the Havelide and Coalthane technologies are developed by the Executive;

WHEREAS, the Company, its parent, Petro River Oil Corp., a Delaware corporation (“Petro River”), its subsidiaries and affiliates (collectively the “Affiliates”) are engaged in the business of oil and gas exploration and production and, through Petro Spring, developing technologies exploiting the Purchased Assets (collectively, the “Business”); and

WHEREAS, the Executive is in possession of confidential information related to the Purchased Assets, and shall become familiar with confidential information and trade secrets associated with the Business of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Employment.

The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 (the “Employment Period”).

Section 2.	Position and Duties.

(a)              During the Employment Period, the Executive shall serve as the Chief Technology Officer of the Company, and shall have the usual and customary duties, responsibilities and authority for such position, subject to the power of the Chief Executive Officer (“CEO”) and Board of Directors of the Company (the “Board”) (i) to expand or limit such duties, responsibilities and authority and (ii) to override the actions of the Executive.

(b)              The Executive shall report to the CEO of the Company and shall devote his best efforts and substantially all of his active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates.  The Executive shall perform his duties and responsibilities to the best of his ability in a diligent and professional manner.  During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

Section 3.	Salary and Benefits.

(a)                      The Executive shall be paid a salary equal to $ 120,000 per annum (the “Salary”), which Salary shall be payable beginning on the date that the Company secures debt or equity financing to develop the Purchased Assets in an amount equal to at least $6 Million (the “Qualified Financing”) (“Qualified Financing Date”).  The Salary shall be payable beginning on the Qualified Financing Date in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes.

(b)                      During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in the course of performing his duties under this Agreement which are consistent with the Company’s and its Affiliates’ policies in effect from time to time with respect to travel, entertainment and other business expenses, automobile fuel expense, subject in all instances to the Company’s requirements with respect to reporting and documentation of such expenses.

(c)                      During the Employment Period, the Executive shall be entitled to three (3) weeks (for clarity, which is the equivalent of fifteen (15) days) of paid vacation leave which shall include leave for vacation, accruing pro-rata during each 12-month period worked, commencing on the date hereof; provided, however, Executive’s entitlement to vacation pay during such leave shall be subject to consummation of the Qualified Financing.

Section 4.	Term.

(a)                      Unless renewed by the mutual agreement of the Company and the Executive, the Employment Period shall end on February 17, 2016; provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive’s resignation, death or Disability (as defined in the following sentence), and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause.  For purposes of this Agreement “Disability” means any long-term disability or incapacity which (i) renders the Executive unable to substantially perform their duties hereunder for one hundred twenty (120) days during any 12-month period or (ii) is predicted to render the Executive unable to substantially perform their duties for one hundred twenty (120) days during any 12-month period based, in the case of this clause (ii) only, upon the opinion of a physician mutually agreed upon by the Company and the Executive, in each case as determined by the Board (excluding the Executive if they should be a member of the Board at the time of such determination) in its good faith judgment.  The last day on which Executive is employed by the Company, whether separation is voluntary or involuntary and is with or without Cause, is referred to as the “Termination Date.”

(b)                      If the Employment Period is terminated by the Company without Cause on or after the Qualified Financing Date, the Executive shall be entitled to receive a cash payment (or at the Company’s option, stock in Petro River) equal to the unpaid portion of Executive’s Salary from the Termination Date through the remainder of the Employment Period. Such payments of the Salary as severance shall be made periodically in the same amounts and at the same intervals as if the Employment Period had not ended and Salary otherwise continued to be paid.

(b)                      If the Employment Period is terminated by the Company for Cause, or by reason of the Executive’s resignation or Disability, the Executive shall be entitled to receive their Salary only to the extent such amount has accrued through the Termination Date.

(c)                      Except as otherwise required by law (or as specifically provided herein, all of the Executive’s rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the Termination Date shall cease upon the Termination Date.  In the event the Executive is terminated by the Company without Cause, the sole remedy of the Executive and/or their successors, assigns, heirs, representatives and estate shall be to receive the severance payments described in Section 4(b).  In the event the Executive is terminated by the Company for Cause or if the Employment Period is terminated by reason of the Executive’s resignation, death or Disability, the sole remedy of the Executive and/or their successors, assigns, heirs, representatives and estate shall be to receive the payment (if any) described in Section 4(b) or 4(c), as applicable.  Under no circumstances will the Executive be entitled to payment for accrued and unused paid time off upon the termination of the Employment Period.

(e)           For purposes of this Agreement, “Cause” shall be defined as follows:

i.           an act of fraud, embezzlement, or theft in connection with Executive’s job duties or in the course of Executive’s employment with the Company;

ii.           intentional damage by executive to Company property;

iii.           unauthorized disclosure by Executive of Company trade secrets or proprietary information;

iv.           violation, including a plea of nolo contendre by Executive of any federal, state, or local law, ordinance, rule, or regulation (other than traffic violations or similar offenses);

v.           any breach by Executive of corporate fiduciary duties owed to the Company;

vi.           willful failure or refusal by Executive to perform the duties required by the Executive’s position with the Company; or

vii.           refusal by Executive to assist in litigation, arbitration, or other disputes involving the Company.

Section 5.	Nondisclosure and Nonuse of Confidential Information.

(a)                      The Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Executive shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection.  The Executive shall take all reasonably appropriate steps to safeguard Confidential Information within their control and to protect such Confidential Information against disclosure, misuse, espionage, loss and theft.  Upon the Company’s request, the Executive shall deliver to the Company on the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) relating to the Confidential Information or the Work Product (as defined below) of the business of the Company or any of its Affiliates which the Executive may then possess or have under their control.

(b)                      As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any Affiliate in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date hereof) concerning the Company’s or any Affiliate’s (i) business or affairs, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, clients, suppliers and publishers and customer, client, supplier and publisher lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, (xv) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data, and (xvi) all similar and related information in whatever form.  Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information.  Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

Section 6.                      Inventions and Patents.

The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated gas to liquid business or other applications therefrom or any business or application relating to the Havelide Purchased Assets or Coalthane Purchased Assets, research and development or existing or future products or services relating to Havelide or Coalthane technologies and which are conceived, developed or made by the Executive (whether or not during usual business hours or on the premises of the Company or any Affiliate and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), belong in all instances to the Company or such Affiliate.  The Executive shall promptly disclose to the Board Work Product conceived, developed or made by the Executive after the commencement of the Employment Period.  The Executive shall perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.  If the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as their agent and attorney-in-fact to execute any such papers on their behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Work Product, under the conditions described in this sentence.

Section 7.	Non-Compete, Non-Solicitation.

(a)           The Executive acknowledges that:

(i)               the Company and its Affiliates have developed substantial goodwill in connection with its Business, and that such goodwill is an asset that the Company and its Affiliates are entitled to protect from misappropriation by their former employees;

(ii)               an essential element of the Business is the development and maintenance of personal contacts and relationships with customers and with those who work with the Company and its Affiliates in the development of the Business (“Customers”).  Because of these contacts and relationships, it is common for the Company’s and its Affiliates’ Customers to develop an identification with those employees who service a Customer’s needs rather than with the Company or its Affiliates themselves.  Thus the Company and its Affiliates shall invest on and after the date hereof, considerable time and money necessary for a relationship between the Executive and a Customer to develop and be maintained.  The Company and its Affiliates also assist their employees in servicing clients by making available to employees (including the Executive) extensive Confidential Information for presentation of the Company’s services and by providing support services including, but not limited to, advertising, accounting, secretarial and other services; and

(iii)               the opportunity to acquire Confidential Information relating to the Business of the Company or its Affiliates creates a potential for such employee’s appropriation of the such Confidential Information to the detriment and the expense of the Company and its Affiliates.  Since the Company and its Affiliates would suffer irreparable harm if the Executive left the Company’s employ and used such Confidential Information in connection with a business related to the Business of the Company and/or its Affiliates, the parties agree that it is reasonable to protect the Company and its Affiliates against activities by the Executive for a limited period of time after the Termination Date so that the Company and its Affiliates may protect its Confidential Information and avoid the damage and expense that would be incurred through the use of the Confidential Information by Executive.  The parties further acknowledge that the purpose and effect of the restrictions on competition contained in this Agreement are to protect the Company and its Affiliates for a limited period of time from the unfair competition by the Executive after the Termination Date due to Executive’s knowledge of the Business and Confidential Information gained from Executive’s employment by the Company hereunder.

(b)              In light of the foregoing, the Executive agrees not to, during the Employment Period and for a period of 60 months immediately following the Termination Date, either directly or indirectly, for the Executive or on behalf of, or in conjunction with any other person, persons, company, firm, partnership or corporation, work for, solicit, or accept business, in each case in a manner competitive with the Business, from customers of the Company or its Affiliates with whom the Executive had engaged in the Business as an employee of the Company and with whom the Executive had personal contact at any time within the twenty-four (24) months immediately preceding the Termination Date.  For purposes of clarification, the Executive may work for, solicit or accept business from any such customer, if such work, solicitation or business is unrelated to the Business of the Company or its Affiliates.

(c)              The Executive further agrees not to induce or attempt to induce, or to cause any person or other entity to induce, any person who is an employee of, or consultant to, the Company or any of its Affiliates to leave the employ or service of the Company or such Affiliate during the Employment Period, and during the twenty-four (24) month period commencing on the Termination Date.

(d)              The Executive understands that the foregoing restrictions are reasonable because they have received and will receive sufficient consideration and other benefits as an employee of the Company, as the seller of the Purchased Assets to Petro River, and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions.  The Executive further understands the provisions of Sections 5 through 7 are reasonable and necessary to preserve the Business of the Company and its Affiliates, and the Purchased Assets.

(e)              The Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(f)              If, at the time of enforcement of Sections 5 through 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive and the Company agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope so as to protect the Company to the greatest extent possible under applicable law from improper competition~~.~~

Section 8.	Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, in the event of a breach of Sections 5, 6 or 7 of this Agreement, the Company and any of its Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.  The Executive agrees not to claim that the Company has adequate remedies at law for a breach of Sections 5, 6 or 7, as a defense against any attempt by the Company to obtain the equitable relief described in this Section 8.

Section 9.	Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Section 5, Section 6 or Section 7, any severance payments then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction, in each case without limiting or affecting the Executive’s obligations (or terminating the Non-Compete Period) under such Section 5, Section 6 and Section 7, or the Company’s other rights and remedies available at law or equity.

Section 10.	Representations and Warranties of the Executive.

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) except as expressly permitted and disclosed pursuant to Section 2(c) above, the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.  The Executive further represents and warrants that they have not disclosed, revealed or transferred to any third party any of the Confidential Information or any of the Work Product and that they have safeguarded and maintained the secrecy of the Confidentiality Information and of the Work Product to which they have had access or of which they have knowledge.  In addition, the Executive represents and warrants that they have no ownership in nor any right to nor title in any of the Confidential Information and the Work Product.

Section 11.	Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or one (1) business day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to the Company, to:

Petro Spring, LLC
205 East 42nd Street, 14th Fl.
New York, NY 10017
Attention: Gaurav Malhotra, Esq.
Telephone: 386-235-1552
Fax: 212-504-0863

If to the Executive, to the address set forth on the signature page hereto, or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall be deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.  Instructions or notices of the type described in Section 4(e) may be sent by email to the Executive.

Section 12.	General Provisions.

(a)           Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)           Complete Agreement.  This Agreement and those documents expressly referred to herein constitute the entire agreement among the parties and supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(c)           Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company in its sole discretion.  The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise, including a merger of the Company.  The rights of the Company hereunder are enforceable by its Affiliates, who are the intended third party beneficiaries hereof.

(d)           Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

(e)           Arbitration.  Should any dispute between Company and Executive arise at any time relating to the employment relationship or this Agreement, Company and Executive will confer in good faith to promptly resolve such dispute.  Should the parties be unable to resolve the dispute, and should either party wish to pursue the dispute against the other, it is agreed that the dispute will be resolved by final and Binding Arbitration under the Employment Arbitration Rules of the American Arbitration Association.  Such arbitration shall be subject to the rules, and procedures and fee schedule in effect at the time the arbitration is requested.  The costs of such arbitration shall be born equally by the parties with their legal fees and legal costs born by each party separately.  Such arbitration decision shall be final and binding upon the parties, except that, should a court having jurisdiction find any portion of this Agreement unenforceable, the remainder of the Agreement shall remain in effect.

(f)           Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(i)           Attorneys Fees and Costs.  The parties agree that in the event either party breaches this Agreement, the non-breaching party is entitled to recover attorneys’ fees, as allowed by law, related to the enforcement of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth below.

THE COMPANY: PETRO SPRING, LLC /s/ Scot Cohen By: Scot Cohen Title: Manager Date: February 18, 2015

EXECUTIVE: STEPHEN BOYD /s/ Stephen Boyd Date: February 18, 2015